EXHIBIT 99.1
ANDREW CORPORATION REPORTS
$487 MILLION IN SALES AND $491 MILLION IN ORDERS
Analyst/Investor Contact:
Scott Malchow
Investor Relations
708-873-8515
Media Contact:
Rick Aspan
Public Relations
publicrelations@andrew.com
708-349-5166
•	Wireless Infrastructure sales increased 8% year-over-year to $465 million

•	Satellite Communications sales decreased 65% year-over-year to $22 million

•	Total orders were $491 million, resulting in a book-to-bill ratio of 1.01

•	Cash flow from operations increased to $27 million compared to cash used in operations of $19 million in the prior year quarter

•	Extended licensing and availability of patented Remote Electrical Tilt (RET) antenna technology

•	Announced an 8% average price increase for Heliax® cable products

•	Solicited property bids for Orland Park, Illinois facilities
ORLAND PARK, IL, July 28, 2005 — Andrew Corporation reported third quarter sales of $487.2 million, down 1% from record sales of $493.0 million in the year ago quarter. Sales for Wireless Infrastructure increased 8%, offset primarily by a greater than anticipated 65% decline for Satellite Communications. Orders for the third quarter were $491.2 million, down 1% from $497.5 million in the prior year quarter, resulting in a book-to-bill ratio of 1.01.
Third quarter net income was $13.0 million or $0.08 per share, compared to net income of $17.7 million or $0.11 per share in the year ago quarter. Net income included intangible amortization of $4.7 million or $0.02 per share, a loss of $1.5 million or $0.01 per share related to the sale of assets and restructuring charges of $0.5 million. The company also recorded a $3.0 million or $0.01 per share charge within cost of sales for potential value added tax (VAT) payments pending resolution of certain Asian import-export matters with appropriate governmental authorities. The year ago quarter included intangible amortization of $9.6 million or $0.03 per share and restructuring charges of $0.7 million.
“Our core wireless infrastructure business continues to demonstrate solid growth while expanding our ability to deliver new products and active components direct to operators and to OEM customers worldwide,” said Faison. “While we delivered positive performance in managing operating expenses and generating positive cash flow in the quarter, we were clearly disappointed with our ability to make additional progress towards our gross margin targets.”

An effective tax rate of 38.2% and 162.8 million shares were used to calculate the per share impact of items for the third quarter of fiscal 2005. The following table is a summary of significant items impacting the comparability of earnings per share amounts for the three months ended June 30, 2005, and June 30, 2004:

	Three Months Ended
Summary of Significant	June 30,
Items Impacting Results	2005	2004
Intangible amortization	$(0.02)	$(0.03)
Loss on sale of assets	(0.01)	—

Sub-total	$(0.03)	$(0.03)

VAT provision	(0.01)	—

Total	$(0.04)	$(0.03)

The top 25 customers represented 72% of sales compared to 70% in the prior quarter and 71% in the year ago quarter. Major original equipment manufacturers (OEMs) accounted for 39% of sales compared to 41% in the prior quarter and 43% in the year ago quarter. Lucent Technologies was the largest OEM customer for the quarter at 10% of sales, down from 15% of sales in the prior year quarter. Cingular Wireless was the largest customer for the quarter at 13% of sales. In addition, Siemens, Nextel, and Nortel Networks were all customers greater than 5% of total sales for the quarter.
SALES BY MARKET SEGMENT AND MAJOR REGION

	Three Months Ended
	June 30,		%	%
Sales by Market Segment	2005	2004	Change	Total
Wireless Infrastructure	$465	$430	8	95
Satellite Communications	22	63	(65)	5

Total	$487	$493	(1)%	100%

Wireless Infrastructure sales increased 8% versus the prior year quarter driven by increasing unit volumes and foreign currency translation in EMEA and increased construction services business in North America, partially offset by lower OEM sales for Base Station Subsystems in North America and China. Satellite Communications sales decreased 65% versus the prior year quarter driven by a larger than anticipated decline in sales to the consumer broadband satellite market.
One Company. A World of Solutions.

	Three Months Ended
	June 30,		%	%
Sales by Major Region	2005	2004	Change	Total
Americas	$270	$287	(6)	55
Europe, Middle East, Africa	159	133	20	33
Asia Pacific	58	73	(21)	12

Total	$487	$493	(1)%	100%

Americas
Antenna and Cable Products increased versus the prior year quarter driven by network expansion and coverage requirements in North America and the inclusion of sales from the acquisitions of ATC Tower Services and MTS Wireless Components, offset partially by weaker sales in Latin America. Wireless Innovations increased slightly compared to the year-ago quarter driven by an increase in operator needs for distributed coverage solutions. Base Station Subsystems declined due primarily to lower CDMA deployments in North America and Latin America. Network Solutions declined slightly versus the prior year quarter due to a reduction of geolocation hardware installations. Satellite Communications declined due to a reduced level of involvement in certain consumer broadband satellite programs.
Europe, Middle East, Africa (EMEA)
Sales increased 20% compared to the prior year quarter due mainly to Antenna and Cable Products and Wireless Innovations supporting network upgrades, expansion, and distributed coverage requirements in Western Europe and emerging markets. Base Station Subsystems declined slightly versus the prior year quarter. EMEA sales also benefited by approximately 3% versus the prior year quarter due mainly to the impact of a weaker dollar against the euro.
Asia Pacific
Sales declined 21% versus the prior year quarter. Base Station Subsystems decreased versus the prior year quarter due mainly to lower CDMA deployments and the delay in issuance of 3G licenses in China. Lower sales in Asia Pacific were partially offset by a slight increase in Antenna and Cable Products supporting network upgrades and expansion in India.
RECENT HIGHLIGHTS
•	Extended non-exclusive licensing agreements for RET antenna technology to EMS Technologies, Inc., Amphenol Corporation, and Alan Dick & Company Ltd., further increasing the availability of innovative base station antenna functionality to customers worldwide.

•	Announced an average 8% price increase for Heliax cable products, effective August 1, 2005, to partially offset higher material costs for metals and petrochemicals used in the company’s manufacturing process.

•	Solicited bids from real estate developers for the Orland Park, Illinois facilities as the company considers relocation to nearby state-of the-art facilities that would provide improved operational effectiveness. After bids on the property are received and evaluated, a final decision on relocation is expected by late summer.
One Company. A World of Solutions.

“Further licensing of our RET antenna technology continues to validate the technological leadership of Andrew in bringing sophisticated solutions to both our OEM and wireless operator customers worldwide,” said Faison. “To continue that effort, during the quarter we incurred incremental costs to accelerate the introduction of several new products. Encompassing RET and Base Station Subsystem components, we believe these products represent new categories of demand from our customers. Although we anticipate that further costs will be incurred in the fourth quarter, we are encouraged by initial feedback and anticipate that these new products will drive meaningful Wireless Infrastructure growth in future periods.”
THIRD QUARTER FINANCIAL SUMMARY
Gross margin was 23.2%, compared with 20.1% in the prior quarter and 25.9% in the year ago quarter. The prior quarter included a $19.8 million pre-tax charge to cover costs above normal warranty provisions associated with abnormally high field failure rates for a specific component used in certain base station subsystem product lines. Excluding the $3.0 million VAT provision in the third quarter and $19.8 million charge for warranty provisions in the prior quarter, gross margin was 23.8%, compared to 24.2% for the prior quarter.
Over the last two years, the company has incurred a significant increase in raw material costs that have created a challenging operating environment for cable products. Usage of copper is anticipated to increase from approximately 54 million pounds in fiscal 2004, to more than 60 million pounds in fiscal 2005, while spot prices for copper have increased more than 100% and polyethylene costs have increased more than 60% over the last two years. During the quarter, the company announced an average 8% price increase for Heliax cable products and is reviewing current copper forward hedging strategies to mitigate future commodity risk.
Gross margin for Base Station Subsystems was negatively impacted by a reduction in overall global CDMA deployments and continued filter product line transition costs. During the quarter, the company began volume shipments of recently introduced active products that are sold direct to operators and continued further development and trials with two large North American operators and two large European OEMs for its new One Base™ Cell Extender power amplifier product line to be introduced in the fourth quarter. Although the transition for filter components has taken longer than originally anticipated, the majority of filter manufacturing is now based in China, with more than 90% of China component requirements qualified with local suppliers. The company expects that additional filter manufacturing will be transitioned to China and that significant component cost improvements will be realized over the next several quarters.
Additionally, the company recorded nearly $20 million of low-margin construction services sales in the first full seasonal quarter for this business since its acquisition from American Tower Corporation in November 2004. Cost-control initiatives, including a reduction in total sales offices, are currently underway to improve the financial performance of this business. In addition, the services business is beginning to generate additional opportunities for product pull-through.
One Company. A World of Solutions.

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Furthermore, gross margin was unfavorably impacted by a $3.0 million provision for VAT in the third quarter. The company does not currently anticipate that it will be required to provide additional provisions in future quarters.
Research and development expenses were $27.0 million or 5.5% of sales, compared to $29.3 million or 5.9% of sales in the year ago quarter. Research and development expenses decreased as a percentage of sales due mainly to a continued focus on project rationalization. Sales and administrative expenses were $55.5 million or 11.4% of sales, compared to $56.9 million or 11.5% of sales in the year ago quarter.
“Research and development and sales and administrative expenses declined in both absolute dollars and as a percentage of total sales versus the prior year quarter. Our business model continues to show positive operating leverage despite an increase in costs for new product introductions in the third quarter, Sarbanes-Oxley compliance requirements, and on-going global IT systems implementations,” said Faison. “During the quarter we completed IT systems implementations at our Shenzhen, China and Buchdorf, Germany facilities, and are on-track to complete our two remaining major facilities in Smithfield, North Carolina and Agrate, Italy, by the end of the calendar year.”
Intangible amortization decreased to $4.7 million in the third quarter, compared to $9.6 million in the prior year quarter due mainly to a reduction of amortized costs associated with the acquisition of Celiant in June 2002. It is anticipated that total intangible amortization will be approximately $23 million in fiscal 2005 and $17 million in fiscal 2006.
The company’s effective tax rate for the third quarter was 38.2%, higher than 35.0% in the prior year quarter due to a geographic mix of earnings and the establishment of valuation allowances for tax benefits associated with losses incurred in certain foreign operations. Average diluted shares outstanding decreased to 163 million from 181 million in the year ago quarter due mainly to the exclusion of our outstanding convertible debt, as conversion would have been anti-dilutive in the quarter.
In the previous quarter, the company exercised its right to cause conversion of the entire outstanding Allen Telecom Series 7.75% Convertible Preferred Stock into Andrew Common Stock. As a result, the dividend payable decreased to zero in the third quarter, compared to $0.1 million in the prior year quarter.
BALANCE SHEET AND CASH FLOW HIGHLIGHTS
Cash and cash equivalents were $177 million at June 30, 2005, compared to $172 million at March 31, 2005, and $189 million at September 30, 2004. Cash and cash equivalents increased from the prior quarter due mainly to improved performance of working capital.
Accounts receivable were $454 million and days’ sales outstanding (DSOs) were 78 days at June 30, 2005, compared to $472 million and 82 days at March 31, 2005, and $417 million and 74 days at September 30, 2004. DSOs decreased versus the prior quarter due to a higher percentage of total sales in the Americas. Inventories were $364 million and inventory turns were 4.1x at June 30, 2005, compared to $358 million and 4.3x at March 31, 2005 and $351 million and 4.3x at September 30, 2004.
One Company. A World of Solutions.

Total debt outstanding and debt to capital was $301 million and 16.2% at June 30, 2005, compared to $302 million and 16.2% at March 31, 2005, and $299 million and 16.4% at September 30, 2004.
Cash flow from operations was $27.2 million in the third quarter, a significant improvement compared to cash flow used in operations of $18.7 million in the prior year quarter, primarily due to lower working capital. Capital expenditures were $16.2 million in the third quarter, compared to $18.2 million in the prior year quarter.
“For each of the last two quarters, the company has generated more than $25 million of cash flow from operations,” said Faison. “While we are pleased with our overall improvement in working capital, our inventory performance has not improved as much as anticipated. We are in the initial stages of executing supply chain strategies that are anticipated to drive improved working capital management and provide us the ability to accomplish our goal of generating more than $100 million of cash flow from operations on an annual basis.”
FOURTH QUARTER FISCAL 2005 GUIDANCE
For the fourth quarter, sales are anticipated to range from $470 million to $500 million driven by modest growth in Wireless Infrastructure and relatively flat sales of Satellite Communications, partially offset by lower sales of the company’s geolocation product line.
Gross margin is anticipated to decrease in the fourth quarter due mainly to higher raw material costs, lower sales of geolocation, a less favorable product mix and an increase in component costs from China relating to the revaluation of the Chinese yuan, partially offset by an initial benefit from the recent price increase on Heliax cable products and cost reduction activities in the constructions services business.
Total operating expenses are anticipated to be relatively flat on an absolute basis compared to the third quarter, including incremental costs for multiple new product introductions, Sarbanes-Oxley compliance requirements and on-going global implementations of IT systems at two remaining locations.
The company anticipates an effective tax rate of approximately 41.5% in the fourth quarter, due to the establishment of valuation allowances in certain foreign operations. The anticipated tax rate does not include the impact of any potential repatriation of cash under the American Jobs Creation Act.
Earnings per share are anticipated to range from $0.04 to $0.07, including intangible amortization costs of approximately $0.02 per share and before any potential restructuring charges. Average diluted shares are anticipated to be approximately 163 million.
“Unprecedented increases in raw material costs, continued product line transition costs for filters, lower forecasted sales of geolocation and an increase in lower-margin construction services sales have limited our ability to achieve our near-term operating model targets,” said Faison. “While we are pleased with improved operating efficiencies at our new Reynosa, Mexico and Brno, Czech Republic facilities, our performance in managing operating expenses, and the recent improvement in cash flow generation, it is evident that additional restructuring
One Company. A World of Solutions.

activities focused on gross margin are required. Actions that we have undertaken in the third quarter and will take in the fourth quarter underscore our commitment to financial discipline and an operating model that we believe is both appropriate and necessary for creating long-term value for our shareholders,” Faison concluded.
Attached to this news release are preliminary financial statements for the third fiscal quarter ended June 30, 2005.
Conference Call Webcast
Andrew Corporation will host a conference call to discuss its third quarter fiscal 2005 financial results on Thursday, July 28, 2005 at 8:00 a.m. CT. Investors can participate via a live webcast over the Internet at www.andrew.com. An audio replay of the conference call will be made available for 60 days following the event.
About Andrew
Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.
Forward Looking Statements
Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.
Additionally, at certain times the company will use non-GAAP financial measures, which the company believes better describes the ongoing financial results and trends of the business. The required reconciliation of these measures to GAAP measures and a more detailed discussion of the reasons for using these measures are included in the company’s Form 8-K and press release filed therewith and may be accessed from the company Web site at www.andrew.com.
- ENDS -
One Company. A World of Solutions.

UNAUDITED — PRELIMINARY
ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2005	2004	2005	2004
Sales	$487,232	$492,998	$1,443,134	$1,350,915
Cost of products sold	374,311	365,309	1,122,854	1,008,503

Gross Profit	112,921	127,689	320,280	342,412

Operating Expenses
Research and development	26,990	29,295	79,438	83,377
Sales and administrative	55,470	56,889	164,814	162,036
Intangible amortization	4,682	9,583	17,810	28,855
Restructuring	456	719	3,242	4,181
Loss on sale of assets	1,522	—	489	3,109

	89,120	96,486	265,793	281,558

Operating Income	23,801	31,203	54,487	60,854

Other
Interest expense	3,552	3,533	10,776	11,375
Interest income	(944)	(628)	(4,017)	(2,359)
Other expense, net	222	885	2,062	2,192

	2,830	3,790	8,821	11,208

Income Before Income Taxes	20,971	27,413	45,666	49,646

Income taxes	8,002	9,595	14,716	17,377

Net Income	12,969	17,818	30,950	32,269

Preferred Stock Dividends	—	126	232	560

Net Income Available to Common Shareholders	$12,969	$17,692	$30,718	$31,709

Basic Net Income per Share	$0.08	$0.11	$0.19	$0.20

Diluted Net Income per Share	$0.08	$0.11	$0.19	$0.20

Average Shares Outstanding
Basic	162,443	160,655	161,544	159,272
Diluted	162,833	180,703	161,944	159,965

Orders Entered	$491,206	$497,536	$1,451,188	$1,352,307
Total Backlog	$319,957	$336,466	$319,957	$336,466

PRELIMINARY
ANDREW CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30	September 30
	2005	2004
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$177,279	$189,048
Accounts receivable, less allowances (June 2005 — $13,097; Sept. 2004 — $13,798)	454,490	416,603
Inventory	363,794	351,082
Other current assets	52,659	34,190

Total Current Assets	1,048,222	990,923

Other Assets
Goodwill	871,053	868,078
Intangible assets, less amortization	58,034	63,988
Other assets	93,171	92,590

Property, Plant and Equipment
Land and land improvements	22,987	22,607
Buildings	127,548	123,716
Equipment	518,399	496,739
Allowance for depreciation	(438,544)	(417,696)

	230,390	225,366

TOTAL ASSETS	$2,300,870	$2,240,945

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$215,207	$196,592
Accrued expenses and other liabilities	108,599	82,291
Compensation and related expenses	50,575	67,018
Restructuring	15,029	18,887
Notes payable and current portion of long-term debt	24,813	14,051

Total Current Liabilities	414,223	378,839

Deferred liabilities and minority interest	49,530	54,388
Long-term debt, less current portion	276,124	284,844

SHAREHOLDERS’ EQUITY
Redeemable convertible preferred stock liquidation preference $50 a share (120,414 shares outstanding at September 30, 2004)	—	6,021
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 162,476,413 shares issued at June 30, 2005 and 161,015,917 shares issued at September 30, 2004, including treasury)	1,625	1,610
Additional paid-in capital	675,648	666,746
Accumulated other comprehensive income	15,564	12,363
Retained earnings	868,431	837,713
Treasury stock, common stock at cost (23,124 shares at June 30, 2005 and 148,950 shares at September 30, 2004)	(275)	(1,579)

Total Shareholders’ Equity	1,560,993	1,522,874

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,300,870	$2,240,945

UNAUDITED — PRELIMINARY
ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2005	2004	2005	2004
Cash Flows from Operations
Net Income	$12,969	$17,818	$30,950	$32,269

Adjustments to Net Income
Depreciation	15,305	16,863	44,977	48,169
Amortization	4,682	9,583	17,810	28,855
Loss (Gain) on sale of assets	1,522	(43)	1,189	2,976
Restructuring costs	(343)	(7,444)	(5,533)	(16,848)

Change in Operating Assets / Liabilities
Accounts receivable	8,188	(39,026)	(34,972)	(84,330)
Inventory	(12,020)	(36,552)	(17,810)	(97,425)
Other assets	(4,552)	6,033	(18,106)	(10,275)
Accounts payable and other liabilities	1,416	14,039	17,127	96,717

Net Cash From (Used for) Operations	27,167	(18,729)	35,632	108

Investing Activities
Capital expenditures	(16,201)	(18,179)	(48,669)	(57,675)
Acquisition of businesses	82	—	(19,122)	(52,227)
Investments	—	—	—	(6,500)
Proceeds from sale of businesses and investments	—	—	9,494	3,000
Proceeds from sale of property, plant and equipment	263	797	2,615	4,578

Net Cash Used for Investing Activities	(15,856)	(17,382)	(55,682)	(108,824)

Financing Activities
Long-term debt payments, net	111	33	(1,522)	(17,775)
Notes payable borrowings, net	—	439	9,064	254
Preferred stock dividends	—	(126)	(232)	(560)
Payments to acquire common stock for treasury	—	—	—	(2,472)
Stock purchase and option plans	465	1,163	1,134	2,901

Net Cash From (Used for) Financing Activities	576	1,509	8,444	(17,652)

Effect of exchange rate changes on cash	(6,707)	(1,500)	(163)	4,852

Increase (Decrease) for the Period	5,180	(36,102)	(11,769)	(121,516)
Cash and Equivalents at Beginning of Period	172,099	200,855	189,048	286,269

Cash and Equivalents at End of Period	$177,279	$164,753	$177,279	$164,753